Earnings Release May 3, 2016
Holly Energy Partners, L.P. Reports First Quarter Results
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE:HEP) today reported financial results for the first quarter of 2016. For the quarter, distributable cash flow was $55.4 million, up $9.5 million, or 21% compared to the first quarter of 2015. HEP announced its 46th consecutive distribution increase on April 22, 2016, raising the quarterly distribution from $0.565 to $0.575 per unit, which represents an increase of 7.0% over the distribution for the first quarter of 2015.
Net income attributable to Holly Energy Partners for the first quarter was $42.8 million ($0.52 per basic and diluted limited partner unit) compared to $31.6 million ($0.37 per basic and diluted limited partner unit) for the first quarter of 2015. The increase in earnings is primarily due to increased revenues from our 75% interest in the UNEV products pipeline, our share of earnings from our 50% interest in Frontier Pipeline Company, and our refinery processing units acquired in the fourth quarter of 2015, as well as higher pipeline and terminal volumes and annual tariff increases.
Commenting on the first quarter of 2016, Mike Jennings, Chief Executive Officer, stated, “We are pleased with our solid financial results for the first quarter of 2016, which allowed us to maintain our record of quarterly distribution increases, while maintaining a very strong distribution coverage ratio. We remain optimistic about our organic growth potential, especially on the UNEV products pipeline. Additionally, we successfully completed our acquisition of crude oil tankage at HollyFrontier Corporation's Tulsa refinery. As we look forward, we believe HEP is positioned for continued growth due to the quality and geographic location of our assets, our talented employee base, and our financially strong and supportive general partner, HollyFrontier."
First Quarter 2016 Revenue Highlights
Revenues for the quarter were $102.0 million, an increase of $12.3 million compared to the first quarter of 2015 due to the effect of higher pipeline volumes and annual tariff increases in addition to $4.5 million increased revenue from the El Dorado operating units. Overall pipeline volumes were up 5% compared to the three months ended March 31, 2015, largely due to increased volumes from pipelines servicing HFC's Navajo refinery and the UNEV pipeline.

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Revenues from our refined product pipelines were $39.9 million, an increase of $3.7 million compared to the first quarter of 2015 mainly due to increased revenue from the UNEV pipeline of $2.9 million in addition to increased volumes and annual tariff increases. Shipments averaged 210.8 mbpd compared to 186.9 mbpd for the first quarter of 2015 mainly due to increased volumes from pipelines servicing HFC's Navajo refinery and the UNEV pipeline.

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Revenues from our intermediate pipelines were $7.4 million, an increase of $0.6 million, on shipments averaging 137.4 mbpd compared to 138.1 mbpd for the first quarter of 2015. Even though volumes decreased slightly, revenues increased due to annual tariff increases and an increase in deferred revenue realized.

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Revenues from our crude pipelines were $17.5 million, an increase of $0.5 million, on shipments averaging 287.4 mbpd compared to 282.7 mbpd for the first quarter of 2015. Revenues increased mainly due to increased volumes and annual tariff increases.

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Revenues from terminal, tankage and loading rack fees were $32.7 million, an increase of $3.0 million compared to the first quarter of 2015. Refined products terminalled in our facilities averaged 466.9 mbpd compared to 397.1 mbpd for the first quarter of 2015. The volume increase is mainly due to inclusion of full quarter volumes from our El Dorado crude tanks acquired in the first quarter of 2015. Revenues increased due to increased revenue from the El Dorado crude tanks as well as increased volumes and annual tariff increases.

Revenues for the three months ended March 31, 2016, include the recognition of $6.6 million of prior shortfalls billed to shippers in 2015 as they did not meet their minimum volume commitments within the contractual make-up period. As of March 31, 2016, shortfall deferred revenue in our consolidated balance sheet was $2.8 million. Such deferred revenue will be recognized in earnings either as (a) payment for shipments in excess of guaranteed levels, if and to the extent the pipeline system has the necessary capacity for shipments in excess of guaranteed levels, or (b) when shipping rights expire unused over the contractual make-up period.
Operating Costs and Expenses Highlights
Operating costs and expenses were $46.6 million for the three months ended March 31, 2016, representing an increase of $0.4 million from the three months ended March 31, 2015. This increase is primarily due to operating expenses for our El Dorado operating units acquired in the fourth quarter of 2015, and higher depreciation expense partially offset by lower environmental costs.
Interest expense was $10.5 million for the three months ended March 31, 2016, representing an increase of $1.8 million over the same period of 2015. The increase for the three months ended March 31, 2016, is due to an increase in borrowings under our credit agreement.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: https://event.webcasts.com/starthere.jsp?ei=1098789.
An audio archive of this webcast will be available using the above noted link through May 17, 2016.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Wyoming and Kansas as well as refinery processing units in Kansas. In addition, the Partnership owns a 75% interest in UNEV Pipeline, LLC, the owner of a Holly Energy operated refined products pipeline running from Salt Lake City, Utah to Las Vegas, Nevada, and related product terminals, a 50% interest in Osage Pipe Line Company, LLC, which owns a 135-mile crude oil pipeline from Cushing, Oklahoma to El Dorado, Kansas, a 50% interest in Frontier Pipeline Company, which owns a 289-mile crude oil pipeline from Casper, Wyoming to Frontier Station, Utah and a 25% interest in SLC Pipeline LLC which owns a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels-per-stream-day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming, and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 39% interest (including the general partner interest) in Holly Energy Partners, L.P.

The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “should,” “would,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. All statements concerning our expectations for future results of operations are based on forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking-statements. These factors include, but are not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Alon USA, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate future acquired operations;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operational and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months ended March 31, 2016 and 2015.

	Three Months Ended March 31,		Change from
	2016	2015	2015
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$25,182	$22,541	$2,641
Affiliates – intermediate pipelines	7,413	6,862	551
Affiliates – crude pipelines	17,491	16,994	497
	50,086	46,397	3,689
Third parties – refined product pipelines	14,766	13,723	1,043
	64,852	60,120	4,732
Terminals, tanks and loading racks:
Affiliates	28,253	25,858	2,395
Third parties	4,398	3,778	620
	32,651	29,636	3,015

Affiliates - refinery processing units	4,507	—	4,507

Total revenues	102,010	89,756	12,254
Operating costs and expenses:
Operations	26,922	28,065	(1,143)
Depreciation and amortization	16,551	14,798	1,753
General and administrative	3,091	3,290	(199)
	46,564	46,153	411
Operating income	55,446	43,603	11,843

Equity in earnings of equity method investments	2,765	734	2,031
Interest expense, including amortization	(10,535)	(8,768)	(1,767)
Interest income	112	—	112
Gain on sale of assets	—	159	(159)
Other income	(8)	—	(8)
	(7,666)	(7,875)	209
Income before income taxes	47,780	35,728	12,052
State income tax expense	(95)	(101)	6
Net income	47,685	35,627	12,058
Allocation of net income attributable to noncontrolling interests	(4,927)	(4,027)	(900)
Net income attributable to Holly Energy Partners	42,758	31,600	11,158
General partner interest in net income, including incentive distributions(1)	(11,886)	(9,607)	(2,279)
Limited partners’ interest in net income	$30,872	$21,993	$8,879
Limited partners’ earnings per unit – basic and diluted:(1)	$0.52	$0.37	$0.15
Weighted average limited partners’ units outstanding	58,657	58,657	—
EBITDA(2)	$69,827	$55,267	$14,560
Distributable cash flow(3)	$55,365	$45,890	$9,475

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	132,430	115,430	17,000
Affiliates – intermediate pipelines	137,410	138,073	(663)
Affiliates – crude pipelines	287,433	282,705	4,728
	557,273	536,208	21,065
Third parties – refined product pipelines	78,334	71,420	6,914
	635,607	607,628	27,979
Terminals and loading racks:
Affiliates	385,538	323,150	62,388
Third parties	81,327	73,988	7,339
	466,865	397,138	69,727

Affiliates- refinery processing units	42,442	—	42,442

Total for pipelines and terminal assets (bpd)	1,144,914	1,004,766	140,148

	March 31,	December 31,
	2016	2015
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$9,034	$15,013
Working capital	$20,717	$12,218
Total assets	$1,572,561	$1,543,765
Long-term debt	$1,061,944	$1,008,752
Partners' equity(4)	$288,178	$297,912

(1)
Net income attributable to Holly Energy Partners is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes incentive distributions declared subsequent to quarter end. General partner incentive distributions were $11.5 million and $9.4 million for the three months ended March 31, 2016 and 2015, respectively.

(2)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense and loss on early extinguishment of debt, net of interest income, (ii) state income tax and (iii) depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles ("GAAP"). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA also is used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended March 31,
	2016	2015
	(In thousands)
Net income attributable to Holly Energy Partners	$42,758	$31,600
Add (subtract):
Interest expense	9,942	8,332
Interest Income	(112)	—
Amortization of discount and deferred debt charges	593	436
State income tax expense	95	101
Depreciation and amortization	16,551	14,798
EBITDA	$69,827	$55,267

(3)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended March 31,
	2016	2015
	(In thousands)
Net income attributable to Holly Energy Partners	$42,758	$31,600
Add (subtract):
Depreciation and amortization	16,551	14,798
Amortization of discount and deferred debt charges	593	436
Decrease in deferred revenue attributable to shortfall billings	(3,658)	(3,550)
Maintenance capital expenditures*	(1,661)	(1,649)
Increase (decrease) in environmental liability	(328)	3,856
Decrease in reimbursable deferred revenue	(528)	(544)
Other non-cash adjustments	1,638	943
Distributable cash flow	$55,365	$45,890

*
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, and safety and to address environmental regulations.

(4)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income attributable to Holly Energy Partners because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income attributable to Holly Energy Partners. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets would have been recorded as increases to our properties and equipment and intangible assets at the time of acquisition instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:

Richard L. Voliva III, Vice President and
Chief Financial Officer
Julia Heidenreich, Vice President, Investor Relations
Craig Biery, Investor Relations
Holly Energy Partners, L.P.
214/954-6511